January 22, 2016

Roger Dunfield
116 Taylor Street
Santa Cruz, CA 95060

Dear Roger:

On behalf of SMTC Corporation ("SMTC" or the "Company"), I am pleased to offer you the position of Chief Financial Officer, reporting to the Company's President and Chief Executive Officer, and working from the Company's offices in San Jose, California. For purposes of this letter, your first day of work at SMTC will be considered your "Employment Start Date." Your Employment Start Date will be not later than February 16, 2016. All dollar amounts in this letter refer to U.S. funds.

Base Salary. Your starting annual base salary will be $18,750.00 per month ($225,000.00 annually), less applicable taxes, deductions and withholdings, paid in accordance with Company practice, and subject to annual review.

Short-Term Incentive Compensation. You will be eligible to participate in the Company's short term incentive plan ("STIP") with a target incentive of 30% of your annual base salary, pro-rated based on the period of time you are employed at SMTC during the relevant Company fiscal year, less applicable taxes, deductions, and withholdings. Target incentives do not constitute a promise of payment. To qualify for the STIP bonus, you must remain employed with the Company through the date the STIP bonus is paid, except that if you are terminated without Cause (as defined herein) after the end of the fiscal year for which the STIP bonus is earned but prior to the date the STIP bonus is paid, you will still receive the STIP bonus earned. Your actual STIP payout will depend on SMTC financial performance and an assessment of your individual performance, and any STIP payout is subject to and governed by the terms and requirements of the STIP, as approved and amended by the Compensation Committee of the Board of Directors (the "Compensation Committee") from time to time. The STIP bonus will be paid following Compensation Committee approval of the STIP bonus amount and within 10 days following release of the Company's audited financial statements for the fiscal year for which the STIP bonus is earned.

Long-Term Incentive Compensation. Subject to approval by the Compensation Committee, beginning with the 2017 Company fiscal year, you will be entitled to receive annual equity awards under the SMTC 2010 Incentive Plan, or its successor (the "LTIP"), with an aggregate award value equal to 30% of your annual base salary (the "Annual LTIP Grant"). The form, terms and conditions of the equity awards constituting the Annual LTIP Grant will be determined by the Compensation Committee upon recommendation of the Chief Executive Officer.

Initial Grant of Restricted Stock Units. You will also receive an initial award of RSUs under the LTIP with an aggregate award value of $75,000 ("Initial RSUs"), such grant

to be made to you as of the Employment Start Date. Initial RSUs representing $35,000 in value will vest on the first anniversary of the grant date and Initial RSUs representing $40,000 in value will vest on the second anniversary of the grant date, provided that you are employed by the Company on the vesting date.

General Terms. All LTIP grants shall be made pursuant to the LTIP and shall be subject to the terms and conditions of the LTIP. All grants under the LTIP will be subject to any applicable tax withholdings or deductions.

Company Policies. You recognize that your incentive compensation will be subject to any applicable Company policies, practices or procedures in effect from time to time including any policies respecting stock ownership, compensation recoupment or clawback and other similar policies.

Benefits. You will be eligible to participate in those benefits made available by SMTC to its executive officers from time to time, including health insurance and the Company's 401(k) plan. Please refer to the benefit plan documents for applicable terms and conditions. Of course, SMTC may change its benefits at any time.

SMTC will reimburse you for reasonable business expenses incurred in connection with your employment upon presentation of appropriate documentation in accordance with the Company's expense reimbursement policies.

Paid Time Off. You will be eligible for three weeks of paid vacation annually during each Company fiscal year in accordance with any Company vacation policy in place from time to time. If notwithstanding Company policy, any applicable law requires that vacation pay be carried over to a subsequent fiscal year or paid out upon a termination of employment, vacation time will accrue up to a maximum of 160 hours in any fiscal year.

Agreement and No Conflict with Prior Agreements. As an employee of SMTC, you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of SMTC and its subsidiaries. Therefore, you agree to be bound by those restrictions set forth in Annex A to this letter. Similarly, you may have confidential or proprietary information from prior employers that should not be used or disclosed to anyone at SMTC. SMTC requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this letter, you represent that your employment with SMTC will not breach any agreement you have with any third party.

Obligations. During your employment, you will devote your full business efforts and time to SMTC. This obligation, however, will not preclude you from engaging in civic, charitable or religious activities as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment with SMTC.

Employment At-Will. Please understand that this letter does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or SMTC, with or without cause and with

or without advance notice. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by SMTC and you.

Notwithstanding the foregoing, if your employment is terminated by SMTC other than for Cause (as defined below), then SMTC will offer you severance benefits described below. All severance benefits, including benefits payable in connection with a Change in Control Event (as defined below), are conditioned on you signing a full release of any and all claims against SMTC, its subsidiaries and affiliates in a release form acceptable to SMTC (within the period specified in it by the Company) after the termination of your employment and you not revoking that release pursuant to any revocation rights afforded by applicable law. Upon a termination of your employment, you hereby resign as of the date of that termination as an officer of SMTC and its subsidiaries and as a fiduciary of any of its or their benefit plans, and you agree to promptly execute and deliver upon such termination any document reasonably required by SMTC to evidence the foregoing.

Severance/Termination. In the event your employment is terminated by the Company other than for Cause (other than in connection with or within twelve (12) months following an event described in clause (i), (ii) or (iv) of the definition of a Covered Transaction contained in the Company's 2010 Incentive Plan) (a "Change in Control Event")), you will receive your accrued and unpaid base salary through the date of termination and will receive continued payment of your base salary in accordance with the Company's regular payroll practice for a period of six months commencing on the first payroll period following the thirtieth day after termination of employment. In the event that you terminate your employment or your employment is terminated for Cause, you shall receive no salary or other benefits other than accrued and unpaid base salary through the date of termination. In this letter, "Cause" means:

(a) your refusal or material failure to perform your job duties and responsibilities (other than by reason of your serious physical or mental illness, injury, or medical condition);

(b) your failure or refusal to comply in any material respect with material Company policies or lawful directives of the Chief Executive Officer or the Board of Directors;

(c) your material breach of any contract or agreement between you and the Company (including, but not limited to, this letter agreement and any other agreement between you and the Company), or your material breach of any statutory duty, fiduciary duty or any other obligations that you owe to the Company;

(d) your commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets;

(e) your engaging in unprofessional, unethical or other intentional acts that materially discredit the Company or are materially detrimental to the reputation, character or standing of the Company; or

(f) your indictment or conviction or plea of *nolo contendre* or guilty plea with respect to any felony or crime of moral turpitude.

Change in Control. In the event your employment is terminated by the Company other than for Cause or if you resign for Good Reason (as defined herein) in connection with or within twelve (12) months following a Change in Control Event, you will receive your accrued and unpaid base salary and, to the extent applicable, vacation through the date of termination and will receive continued payment of your base salary in accordance with the Company's regular payroll practice for a period of twelve (12) months commencing on the first payroll period following the thirtieth day after termination of employment and full vesting of all outstanding unvested equity awards. In the event that you terminate your employment without Good Reason or your employment is terminated for Cause in connection with or within twelve (12) months following a Change in Control Event, you shall receive no salary or other benefits other than accrued and unpaid base salary and, to the extent applicable, vacation through the date of termination.

In this letter, "Good Reason" means that you resign your employment after one of the following conditions has come into existence without your consent:

(a) a reduction in your base salary by more than 20% that is not part of an overall equivalent compensation reduction affecting substantially all of the Company's executive officers; or

(b) A material diminution of your authority, duties or responsibilities,

provided that you give the Company notice of the existence of the condition within 90 days of its initial existence and give the Company (at least) 30 days to cure.

Code of Ethics and SMTC Policies. SMTC is committed to creating a positive work environment and conducting business ethically. As an employee of SMTC, you will be expected to abide by the Company's policies and procedures including, but not limited to, all codes of ethics and SMTC's Corporate Governance Guidelines.

Non-Disparagement. You agree during and after termination of your employment with the Company, not to knowingly disparage the Company, its subsidiaries or its officers, directors, employees or agents in any manner that could be harmful to it or them or its or their business, business reputation or personal reputation. The Company agrees during and after termination of your employment with the Company, not to knowingly disparage you in any manner that could be harmful to you or your business or personal reputation. This paragraph will not be violated by statements from either party that are truthful, complete and made in good faith in required response to legal process or governmental inquiry. You also agree that any breach of this non-disparagement provision by you shall be deemed a material breach of this letter agreement.

Entire Agreement. This letter and the referenced documents and agreements constitute the entire agreement between you and SMTC with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and SMTC concerning those subject matters.

Eligibility to Work in the United States. In order for SMTC to comply with U.S. law, by your Employment Start Date you must provide to SMTC appropriate documentation to verify your authorization to work in the United States. SMTC may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.

IRC 409A. This letter is intended to comply with the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4) and be exempt from Section 409A of the Code, and shall be construed and interpreted in accordance with such intent, provided that, if any severance provided at any time hereunder involves non-qualified deferred compensation within the meaning of Section 409A of the Code, it is intended to comply with the applicable rules with regard thereto and shall be interpreted accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits upon or following a termination of employment that are considered "nonqualified deferred compensation" under Section 409A of the Code unless such termination is also a "separation from service" within the meaning of Section 409A of the Code and, for purposes of any such provision of this letter, references to a "termination," "termination of employment" or like terms shall mean "separation from service." If you are deemed on the date of termination to be a "specified employee" within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered non-qualified deferred compensation under Section 409A of the Code payable on account of a "separation from service," such payment or benefit shall be made or provided at the date which is the earlier of (A) the date that is immediately following the expiration of the six (6)-month period measured from the date of your "separation from service", and (B) the date of your death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this letter shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Section 409A of the Code, your right to receive any installment payments pursuant to this letter shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this letter that is considered non-qualified deferred compensation. In the event the time period for considering any release and it becoming effective as a condition of receiving severance shall overlap two calendar years, no amount of such severance shall be paid in the earlier calendar year.

Background Check. You represent that all information provided to SMTC or its agents with regard to your background is true and correct.

Governing Law; Jurisdiction and Venue. All matters relating to or arising out of this letter or the employment relationship of the parties will be governed by and construed and interpreted under the laws of Delaware, without regard to conflict of law principles. Any action, suit, litigation or proceeding commenced, brought, arising out of or relating to this letter or the employment relationship shall be brought in the state courts of the State of Delaware, including the Delaware Court of Chancery (New Castle County) and each party irrevocably submits to the exclusive jurisdiction of such courts in any such action, suit, litigation or proceeding, waives any

objection to venue or convenience of forum it has or may have, agrees that all such matters shall be heard and determined only in such courts and agrees not to bring any such action, suit, litigation or proceeding in any other courts. Each party acknowledges and agrees that this paragraph constitutes a voluntary and bargained-for agreement between the parties. Each party acknowledges that any matter arising under this letter is likely to involve complex and difficult issues and therefore each party irrevocably and unconditionally waives any right to a trial by jury.

We look forward to you joining SMTC. Please indicate your acceptance of this offer by signing where indicated below and returning an executed copy of this offer to me at your earliest convenience.

Sincerely,

Sushil Dhiman
President and CEO

I accept this offer of employment with SMTC Corporation and agree to the terms and conditions outlined in this letter.

Roger Dunfield

1/25/16
Date

February 16, 2016
Planned Employment Start Date

Annex A

Protection of Trade Secrets and Confidential Information

Definition of Confidential Information. For purposes of this Protection of Trade Secrets and Confidential Information section, the term "Company" shall include SMTC Corporation and its parents, subsidiaries, and affiliates. For purposes of this Annex A (the "Agreement"), Confidential Information, includes, but is not limited to all information which is not otherwise known to the general public, including but not limited to the following: (a) Trade Secrets (as defined below), computer programs, systems, databases, software, source codes, business methods and models, new designs, passwords, agreements with suppliers and customers, supplier and customer contacts, customer lists in whatever form, creative policies and ideas, current and future advertising, unique business practices, concepts, strategies, methods of operation, details of the Company's or its clients future operations, and information regarding third parties with which the Company transacts or may transact business, (b) marketing and sales information, promotional activities, business and marketing plans and strategies, marketing data, advertising or marketing plans of the Company, plans for research, customer profiles and preferences, developments, new projects, budgets and financial statements, financial and business projections, historical financial statements and data, sales revenues, licenses, prices, pricing data, whether historical or current, and other financial information, (c) personnel information, including but not limited to information regarding the skills and compensation of other employees of the Company, and (d) other secret, personal, confidential, or proprietary information of any nature relating to the Company, its members, investors, affiliates, subsidiaries, suppliers, designers, and customers, and their owners, parents, subsidiaries, officers, board members, and employees, which is not generally available to the public. Confidential Information does not include information that is generally known in the trade or industry, provided that such general knowledge is not the result of Roger Dunfield's (the "Executive") violation of the terms of this Agreement.

Definition of Trade Secret(s). For purposes of this Agreement, Trade Secret(s) means any information relating to the business, assets, or work of the Company that is subject to the Company's reasonable efforts to maintain its secrecy and from which Company derives independent economic value from not being generally available to the public or to other persons who can obtain economic value from its disclosure or use which shall include information as to the customers of the Company, including customer lists, customer preferences, and the sales and types of sales by customer.

Acknowledgement of Access to Company's Confidential Information and Trade Secrets. During the course of my employment with the Company, the Executive acknowledges that he will have access to Confidential Information and Trade Secrets. The Executive further acknowledges that the Company's continued operation depends on the Confidential Information and Trade Secrets remaining strictly confidential.

Agreement not to Disclose or Use Trade Secrets or Confidential Information. At all times during the Executive's employment and thereafter, he will hold in strictest confidence and will not, directly or indirectly, disclose, use, sell, offer to sell, transfer, license,

lecture upon, publish, misappropriate, or otherwise make available ("Disseminate") to any corporation, governmental body, individual, partnership, association or other entity (a "Person") any Confidential Information, except as such Dissemination may be (i) required in connection with the Executive's work for the Company, (ii) required by law, or (iii) expressly authorized in a signed writing by an authorized officer of the Company in advance of such Dissemination. The Executive agrees to provide the Company with written notice of any and all attempts to compel Dissemination of Confidential Information at least five (5) working days before compliance with any subpoena, order, or any other directive seeking such Dissemination is requested or required. In addition and without limiting the Executive's obligations under the preceding sentence, during the term of the Executive's employment with the Company and on a permanent basis upon and following termination of the Executive's employment, the Executive shall refrain from misappropriating or otherwise misusing any Trade Secret. In situations where it is not possible to provide five (5) working days' notice, the Executive shall notify the Company of any attempt to compel Dissemination of Confidential Information as soon as possible. In situations where Dissemination is compelled by law, the Executive agrees to disclose only the minimum quantum of Confidential Information necessary to comply with law. The Executive agrees to take all reasonable precautions to safeguard the confidential and proprietary nature of all Confidential Information (including Trade Secrets) and any other precautions with respect thereto which the Company may reasonably request. The Executive will not reproduce or otherwise copy any Confidential Information other than as required in performing the Executive's duties as an employee of the Company. The Executive hereby assigns to the Company any rights he may have or acquire in such Confidential Information and recognizes that all Confidential Information shall be the sole property of the Company and its assigns at all times.

No Improper Use of Information of Prior Employers and Others. In connection with the Executive's employment by the Company, the Executive will not improperly use or disclose any confidential information or trade secrets of any former employer or any other person or entity to whom the Executive has an obligation of confidentiality, and the Executive will not bring onto the premises of the Company any such confidential information, trade secrets, or any other property belonging to any former employer or any other person or entity to whom the Executive has an obligation of confidentiality, unless consented to in writing by that former employer, person, or entity.

No raiding of employees. For a period of six months following the termination of the Executive's employment, regardless how the termination should occur, the Executive will not, without the express prior written consent of the Company, directly or indirectly, solicit or endeavor to solicit away from the Company, any of the persons who are then employees of the Company.

Inventions. The Executive agrees that all right, title and interest in and to any information, trade secrets, inventions, discoveries, developments, derivative works, improvements, research materials and products made or conceived by the Executive alone or with others during the course of the Executive's employment or relating to the business or affairs of the Company shall belong exclusively to the Company. The Executive hereby irrevocably waives in favor of the Company any and all copyright and moral rights, and irrevocably assigns

to the Company any and all legal rights, that the Executive may have in respect of any such materials. The Executive agrees to execute any assignments and/or acknowledgements as may be requested by the Company from time to time, at the expense of the Company, without any further remuneration.

Acknowledgement and Agreement. The Executive acknowledges that the restrictive covenants contained above have been considered by the Executive and that the restraints and restrictions on his future activities are reasonable in the circumstances and he hereby irrevocably waives all defenses thereto. The Executive agrees that, in addition to any other remedies at law that the Company may have (which other remedies the Executive acknowledges to be inadequate to protect the Company's legitimate interests), the Company will be entitled to obtain injunctive relief in the event of a breach of any provision of this Annex A.

Scope of Application. The foregoing restrictions shall apply to any action taken by the Executive, directly or indirectly, alone or in concert or in partnership with others, whether as an agent, representative, principal, shareholder, employee, consultant, director or in any other capacity.